UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

CIBER, INC.
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN RICHARD K. COLEMAN, JR. ROBERT G. PEARSE JOSHUA E. SCHECHTER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Lone Star Value’s slate of three highly-qualified director nominees to the Board of Directors of Ciber, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On February 27, 2015, Lone Star Value issued the following press release:

LONE STAR VALUE SEEKS TO UPGRADE CIBER’S BOARD OF DIRECTORS

Criticizes Board’s Poor Performance, Corporate Governance, and Compensation Practices

Nominates Slate of Three Highly-Qualified Independent Director Candidates

NEW YORK, February 27th, 2015 – Lone Star Value Management, LLC (together with its affiliates, “Lone Star Value”, “we”, or “us”) is a significant, long-term shareholder of Ciber, Inc. (“Ciber” or the “Company”) (NYSE: CBR) with ownership of approximately 2.7 million shares of common stock.  Lone Star Value announced today that it delivered a formal notice to Ciber of its intention to nominate three director candidates for election to the board of directors of Ciber (the “Board”) at the upcoming 2015 annual meeting of Ciber shareholders (the “2015 Annual Meeting”).

Lone Star Value is dedicated to enhancing shareholder value and improving shareholder rights for ALL Ciber shareholders.  In our view, upgrading the incumbent Board is a critical first step for shareholders to realize our goals. Lone Star Value believes that Ciber’s stock is deeply undervalued due in large part to failures of oversight by the incumbent Board and poor corporate governance.  We fear many of the incumbent Board members are more focused on their director fees and the prestige of serving on a public board in their hometown of Denver, than they are on maximizing value for Ciber’s shareholders.  During Chairman Jacobs’ tenure as a Board member, for example, CBR stock has declined by more than 45%(1) while he has made over $1.2 million in director fees.(2)  In addition, average Board member compensation during Chairman Jacobs’ tenure has risen from approximately $40,000 per year to approximately $200,000 per year(3) and is paid mainly in cash -- not the compensation terms shareholders want to see in a turnaround situation.  As a sign of a poorly performing Board, management team turnover has been alarmingly high over the past ten years with four different CEOs and four different CFOs.  We believe the incumbent Board, until very recently, has repeatedly failed to find a suitable CEO to lead the Company toward profitability and performance in line with its peers.  Ciber’s dismal operating performance, for example, is represented by a cumulative net loss to shareholders of more than $193 million ($2.69/share) since 2010 in GAAP earnings and it has reported annual net losses in GAAP earnings every year since 2010, while its industry peers were much more profitable during this time period.(4)

To be clear, we have tremendous confidence in Ciber’s new CEO, Michael Boustridge.  We believe he and his management team are beginning to execute on a long-awaited turnaround of Ciber’s operations as evidenced by Ciber’s improved financial results in Q4 2014.  Of course the incumbent Board will try to take credit for hiring Mr. Boustridge as CEO, but it should be pointed out that the incumbent Board only hired Mr. Boustridge as CEO after our activist effort was initiated a year ago, after Lone Star Value gained representation on the Board, and after it had become undeniable that the previous CEO, David Peterschmidt, hired by Chairman Paul Jacobs, had been a failure over his 4-year tenure.  We also have deep respect for Ciber Board member and Company founder Bobby Stevenson, both for founding the Company and for owning almost 8% of its stock.  Unlike the other Board members, we believe Mr. Stevenson thinks like an owner and is much more focused on shareholder value creation than his director fees.

We believe this Board has failed in one of the most important roles for any board -- recruiting the right management talent and creating the right incentives by compensating them based on performance.  Ciber’s unfortunate history with its former CEO, Mr. Peterschmidt, is a strong example of the Board’s failure in this regard.  Chairman Jacobs hired David Peterschmidt as CEO in July 2010, a time when Ciber was in desperate need of a turnaround, but, unfortunately, Mr. Peterschmidt had no turnaround expertise.  Two years into Mr. Peterschmidt’s tenure, the Board had apparently become concerned about his performance and decided to appoint Mr. Boustridge to the Board so he could step in as CEO if needed.  A direct quote from Chairman Jacobs in 2014 clearly explains the reasoning behind adding Mr. Boustridge to the Board in 2012: “Michael was brought onto our Board two years ago with succession planning in mind.  We are fortunate to have a strong and qualified candidate, with global operating experience.  And, because Michael has been on our Board, he has a perspective of the role that no outside candidate could bring”.(5)

Yet despite every indication that Mr. Peterschmidt was grossly underperforming and had been for two years, the Board did nothing about it for another two years.  It was not until Lone Star Value launched a campaign to seek change on the Board in 2014 that Ciber’s incumbent directors finally took action to replace the failed CEO.  Even then, this Board, which well knew that Mr. Boustridge would replace Mr. Peterschmidt as CEO, still renewed Mr. Peterschmidt’s contract on March 25, 2014 and kept him on the payroll as a consultant for an additional year after his replacement as CEO.  This Board, led by Chairman Jacobs, “rewarded” Mr. Peterschmidt with an exit package worth more than $2.6 million.(6)  Mr. Peterschmidt’s exit package included a $710,000 one-year consulting contract, 350,000 CBR shares, medical benefits, moving costs from Colorado to California, closing costs related to the sale of Mr. Peterschmidt’s home, and the cost of renewing his Executive’s status as a Global Services member on United Airlines for two years.(7)  We believe Mr. Peterschmidt’s superfluous addition to his compensation package was completely unnecessary and not required by his employment contract – essentially, it was a tip.

While presiding over a period of disruptive management turnover and unnecessary compensation practices, the Board has also continually had poor corporate governance, which is a sure sign of an entrenched Board.  The Board has shown little appetite for fresh perspective in the boardroom with barely any turnover over the last 10 years.  Further, the Board has sought to stifle shareholders’ ability to seek change on the Board through, among other things, a classified board structure and an absolute prohibition on the shareholders’ ability to call special meetings or act by written consent.  Leading proxy advisory firm, Institutional Shareholders Services (ISS), rates Ciber’s overall corporate governance with the lowest possible governance score of 10 on a scale of 1 to 10 with 10 indicating maximum corporate governance risk.  Two specific corporate governance areas have been highlighted by ISS in its 10 grade maximum governance risk rating – shareholder rights and executive compensation.

Furthermore, through the course of our involvement with Ciber, the Board has shown disregard for shareholder input and nonchalance in breaking its contractual commitments to shareholders.  Last year, pursuant to an agreement with Lone Star Value, the incumbent Board agreed to add a shareholder representative on the Board, Richard Coleman, who has added tremendous value in the boardroom and whom we are re-nominating for election to the Board this year. In our agreement, the Board committed to actively search for two additional Board members in order to upgrade and enhance the talent on the Board.(8)  In the year since then, one director, Betsy Atkins, joined the Board, but promptly resigned after only three months.  Other than that, there is no evidence that the Board took its obligations to upgrade and enhance the talent on the Board seriously.  In failing to replace Ms. Atkins and to add an additional new director, the Board led by Mr. Jacobs failed to honor its responsibilities to shareholders and its agreement with us.

Lone Star Value has clearly expressed its views on the urgent need for improvement of Ciber’s Board and corporate governance practices to Chairman Jacobs in numerous calls and emails.  The incumbent Board has so far refused to make the necessary changes to avoid a proxy contest.  We have reluctantly come to the conclusion that the behavior of the incumbent Board will not change unless the personnel changes.  We are convinced that reconstituting the Board is imperative to improving shareholder value and rights.  An upgraded Board will be in a far stronger position to help the new management team in their continuing turnaround efforts at Ciber.

Accordingly, Lone Star Value today submitted formal nominations of three highly-qualified director candidates, Richard K. Coleman, Jr., Robert G. Pearse, and Joshua Schechter, for election to the Board at the 2015 Annual Meeting.  Our nominees’ experience encompasses technology, telecom, business services, financial, and turnaround expertise.  Messrs. Coleman, Pearse, and Schechter not only possess substantial and relevant turnaround experience and a well-balanced mix of skills but each also boasts an exceptional track record of creating shareholder value.  Each is committed to the highest levels of corporate governance.  These proven value-creators will ensure that the Company evaluates, with an open mind and a keen sense of urgency, all strategic alternatives to maximize value for all shareholders.

If elected by our fellow shareholders, our highly-qualified and experienced Board nominees will immediately seek to align the Company’s interests with maximizing shareholder value, improving the fundamental operations of the business to an operational level on par with its direct competitors, and steer the Company toward long-term profitability.  Our goal is to inject a sense of urgency, while implementing a coherent strategy between the Board and management team, which will ultimately yield an increase in shareholder value.

Shareholders can no longer put their faith in the incumbent Board that has historically eroded shareholder value, delayed Ciber’s needed operating turnaround, and stubbornly refused to implement proactive change on the Board.  At this stage, change on the Board should be made by the shareholders and for the shareholders. We believe that ONLY THE SHAREHOLDERS and not the incumbent Board should be allowed to choose new directors.  We caution the Board against thinly veiled reactive measures to entrench themselves under the guise of proactive action.  We further remind the incumbent directors of their fiduciary duty to shareholders, particularly in the context of any potential proxy contest, and that actions taken in violation of shareholder rights and destructive of shareholder value may expose incumbent directors to liability that exceeds any D&O insurance coverage.

Lone Star Value remains open to a meaningful dialogue with the Board regarding its composition and corporate strategy and remains amenable to reaching a mutually agreeable resolution to re-constitute the Board in a manner that is in the best interests of all shareholders.  If no agreement is reached, however, Lone Star Value is fully prepared to solicit the support of its fellow shareholders to elect all three of its director nominees at the 2015 Annual Meeting.  Our nominees, if elected, will take their fiduciary responsibility very seriously and will represent the interests of ALL shareholders.

Lone Star Value’s independent and highly-qualified candidates are:

Richard K. Coleman, Jr., age 58, is the founder and President of Rocky Mountain Venture Services.  Since 1998, his company has helped businesses plan and launch new ventures and restructuring initiatives.  As a private investor and advisor, Mr. Coleman envisions, develops, and executes strategic changes, often serving as an interim executive and/or board member.  Mr. Coleman is currently the President and Chief Executive Officer (“CEO”) of Crossroads Systems, Inc. (NASDAQ:CRDS) (“Crossroads Systems”), a global provider of data archive solutions, a position he has held since November 2013.  He has also served on the Board of Directors of Crossroads since April 2013. Previously, he served as the interim President and CEO of Crossroads from May 2013 until November 2013.  Mr. Coleman has been a director of Ciber, Inc. (NYSE:CBR), a leading global information technology company, since April 2014, where he also serves on the Nominating/Corporate Governance Committee. Mr. Coleman has also served as a director of Hudson Global, Inc. (NASDAQ:HSON) (“Hudson Global”), a worldwide provider of highly specialized professional-level recruitment and related talent solutions, since May 2014, where he also serves on the Compensation Committee. Previously, Mr. Coleman served as a director of Aetrium Incorporated (NASDAQ:ATRM) (“Aetrium”), a manufacturer of a variety of electromechanical equipment used in the handling and testing of semiconductor devices, from January 2013 until April 2014, where he also served as a member of its Audit and Compensation Committees as well as Chairman of the Nominating and Corporate Governance Committee.  In addition, Mr. Coleman served on the Board of Directors of On Track Innovations Ltd. (NASDAQ:OTIV) (“On Track Innovations”), one of the pioneers of cashless payment technology, a position he held from December 2012 until April 2014.  Mr. Coleman also served on the Board of Directors of NTS (formerly NYSE:NTS), a broadband services and telecommunications company, from December 2012 until the completion of its sale in June 2014, where he served as Chairman of the Strategy Advisory Committee and as a member of the Special Committee.  Previously, Mr. Coleman served in a variety of senior operational roles including CEO of Vroom Technologies Inc., a Customer Relationship Management (CRM) software company, Chief Operating Officer of MetroNet Communications, Canada’s largest independent facilities-based telecom services provider, and President of US West Long Distance.  Mr. Coleman also previously held significant officer level positions with Frontier Communications, Centex Telemanagement and Sprint Communications.  Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R&D projects. He has served as an Adjunct Professor for Regis University’s Graduate Management program and is a guest lecturer for Denver University, focusing on leadership and ethics.  Mr. Coleman holds a B.S. Degree from the United States Air Force Academy, an M.B.A. from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School.  Lone Star Value believes that Mr. Coleman’s depth of experience serving in senior executive positions and on various public company boards coupled with his extensive expertise in business development and operations well qualifies him for service as a director of the Company.

Robert G. Pearse, age 55, currently serves as a Managing Partner at Yucatan Rock Ventures, a firm he co-founded in 2004, where he specializes in technology investments and consulting.  Mr. Pearse serves as a director for Aviat Networks, Inc (NASDAQ:AVNW) and member of the Compensation Committee and Nominating & Governance Committee since January 2015.  Mr. Pearse serves as a director for Crossroads Systems, Inc (NASDAQ:CRDS), Chairman of the Compensation Committee, and member of the Audit Committee and Nominating & Governance Committee since 2013.  From 2005 to 2012, Mr. Pearse served as vice president of Strategy and Market Development at NetApp, Inc. (NASDAQ:NTAP) (“NetApp”), a computer storage and data management company.  Mr. Pearse played an influential role leading the NetApp’s growth strategy which drove the firm to become a Fortune 500 company during his tenure.  From 1987 to 2004, Mr. Pearse held leadership positions at Hewlett-Packard, most recently as the vice president of Strategy and Corporate Development from 2001 to 2004 focusing on business strategy, business development and acquisitions. Mr. Pearse’s professional experience also includes positions at PricewaterhouseCoopers LLP, Eastman Chemical Company (NYSE:EMN), and General Motors Company (NYSE:GM).  Mr. Pearse earned a Master of Business Administration degree from the Stanford Graduate School of Business in 1986, and a Bachelor of Science degree in Mechanical Engineering from the Georgia Institute of Technology in 1982.  Lone Star Value believes that Mr. Pearse’s extensive leadership experience and deep understanding of the technology industry will make him a valuable addition to the Board.

Joshua E. Schechter, age 41, has served as a director of Aderans Co., Ltd. (“Aderans”), a multi-national company engaged in hair-related business, since August 2008, and is the Executive Chairman of Aderans America Holdings, Inc., Aderans’ holding company in the United States  Mr. Schechter has also served on the Board of Directors of The Pantry, Inc. (NASDAQ:PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, since March 2014, where he currently serves as a member of the Audit Committee and Corporate Governance and Nominating Committee.  From 2001 to 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and its affiliates. Mr. Schechter has served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services, since 2008.  From 2005 until 2008, Mr. Schechter served on the Board of Directors of WHX Corporation (n/k/a Handy & Harman Ltd.) (NASDAQ: HNH), a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves.  Mr. Schechter was also a member of the Board of Directors of Puroflow, Inc. (n/k/a Argan, Inc.) (NYSE:AGX), a provider of a full range of power industry and telecommunications infrastructure services, from 2001 until 2003. Mr. Schechter earned an MPA in Professional Accounting, and a BBA from The University of Texas at Austin. Mr. Schechter’s experience in a variety of industries together with his managerial experience in a variety of roles will enable him to provide invaluable oversight to the Board.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lone Star Value, together with the participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of six highly-qualified director nominees at the 2015 annual meeting of stockholders of Ciber, Inc.

LONE STAR VALUE MANAGEMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Richard K. Coleman, Robert G. Pearse, and Joshua E. Schechter (collectively, the “Participants”).

As of the date hereof, Lone Star Value Investors beneficially directly owns 2,701,000 shares of common stock, par value $.01 per share (the “Common Stock”), of the Company (1,000 shares of which are held in record name).  Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 2,701,000 shares of Common Stock beneficially directly owned by Lone Star Value Investors.  Lone Star Value Management, as the investment manager of Lone Star Value Investors, also may be deemed the beneficial owner of the 2,701,000 shares of Common Stock beneficially directly owned by Lone Star Value Investors.  Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, also may be deemed the beneficial owner of the 2,701,000 shares of Common Stock owned by Lone Star Value Investors.  In addition, as of the date hereof, Richard K. Coleman, Jr. directly beneficially owns 10,424 shares of Common Stock, Robert G. Pearse directly beneficially owns 20,000 shares of Common Stock, and Joshua E. Schechter owns 80,950 shares of Common Stock.

About Lone Star Value Management:

Lone Star Value Management is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.

Investor Contacts:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

____________________

(1)	From Paul Jacob’s addition to the Board on 2/23/2005 the price per share has fallen by approximately 46% from $7.48/share to $4.04/share as of 2/23/2015.
(2)	Lone Star Value estimated Chairman Jacobs’ total compensation based on the Director Compensation section shown in each Annual Proxy Statement filed with the SEC.
(3)	Total Board Compensation located in the Annual Proxy Statement filed with the SEC.
(4)	Based on 2014 Form 10-K.
(5)	8-K Exhibit-99.1: http://www.sec.gov/Archives/edgar/data/918581/000110465914046092/a14-15495_1ex99d1.htm
(6)
10-Q Exhibit-10.1 filed on 7/30/2014: The value of total severance package calculated on post market value of 350,000 shares awarded to Mr. Peterschmidt on 6/19/2014 plus the $710,000 value of his one-year contract plus an estimated 5% real estate broker commission or $195,000 based on the $3,900,000 list price of Mr. Peterschmidt’s Colorado residence. http://www.sec.gov/Archives/edgar/data/918581/000091858114000099/exhibit1011.htm

(7)	10-Q Exhibit-10.1 filed on 7/30/2014: http://www.sec.gov/Archives/edgar/data/918581/000091858114000099/exhibit1011.htm
(8)	8-K Exhibit-10.1 filed on 4/14/2014: http://www.sec.gov/Archives/edgar/data/918581/000110465914027420/a14-10501_1ex10d1.htm